Exhibit 99.(e1)

Quasar Distributors, LLC 615 East
Michigan Street Milwaukee,
Wisconsin 53202

DEALER AGREEMENT

          This Agreement is made and effective as of ___________ between Quasar Distributors, LLC ("Quasar"), a Delaware limited liability company, and                     ("Dealer"), a ________ corporation.

          WHEREAS, Julius Baer Investment Funds, a Massachusetts Business Trust, and Julius Baer Global Equity Fund Inc., a Maryland Corporation (the "Fund Company") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and currently offers for public sale shares of common stock or beneficial interest ("Shares") in the separate series of the Fund Company listed on Schedule A, as may be amended from time to time (each, a "Fund");

          WHEREAS, Quasar serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement, and

          WHEREAS, Dealer desires to serve as a selected dealer for the Shares of the Funds.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Quasar and Dealer agree as follows:

          1. Offers and Sales of Shares. Dealer agrees to offer and sell Shares only at the public offering price currently in effect, in accordance with the terms of the then-current prospectus( es), including any supplements or amendments thereto, of each Fund ("Prospectus"). The Dealer agrees to act only as agent on behalf of its customers ("Customers") in such transactions and shall not have authority to act as agent for the Funds, for Quasar, or for any other dealer in any respect. All purchase orders are subject to acceptance by Quasar and the relevant Fund and become effective only upon confirmation by Quasar or an agent of the Fund. In its sole discretion, either the Fund or Quasar may reject any purchase order and may, provided notice is given to Dealer, suspend sales or withdraw the offering of Shares entirely.

          2. Procedures for Purchases. The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

          Dealer shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange is open for business and a Fund's net asset value is determined ("Business Day"). Dealer shall not be required to accept orders on any Business Day on which Dealer is not open for business. If orders are accepted by Dealer prior to the latest time at which a Fund's net asset value is to be calculated as determined by its Board of Directors/Trustees, which is typically as of the close of the New York Stock Exchange on that Business Day ("Close of Trading"), such orders shall be treated as having been received on that Business Day. If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by Dealer on such Business Day.

          All purchase orders shall be placed at, and in accordance with the applicable discount schedules set forth in the Fund's then current prospectus ("Breakpoints").

          3. Settlement and Delivery for Purchases. Transactions shall be settled by Dealer by payment in federal funds of the full purchase price to the Fund's transfer agent in accordance with applicable procedures. Payment for Shares shall be received by the Fund's transfer agent by the later of (a) the end of the third business day following Dealer's receipt of the Customer's order to purchase such Shares or (b) the end of one business day following Dealer's receipt of the Customer's payment for such Shares, but in no event later than the end of the sixth business day following Dealer's receipt of the Customer's order. If such payment is not received within the time specified, the sale may be canceled forthwith without any responsibility or liability on Quasar's part or on the part of the Funds to Dealer or its Customers. In addition, Dealer will be responsible to the Fund and/or Quasar for any losses suffered on the transaction.

          4. Procedures for Redemption. Repurchase and Exchange. Redemption or repurchases of Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

          5. Compensation. On each purchase of Shares by Dealer from Quasar, Dealer shall be entitled to receive such dealer allowances, concessions, finder's fees, sales charges, discounts and other compensation, if any, as described and set forth in each Fund's Prospectus. Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund's Prospectus. To obtain any such reductions, Quasar must be notified when a sale takes place that would qualify for the reduced charge. If any Shares sold by Dealer under the terms of this Agreement are redeemed by a Fund or tendered for redemption or repurchased by a Fund or by Quasar as agent within seven business days after the date Dealer purchased such Shares, Dealer shall notify Quasar in writing and shall forfeit its right to any discount or commission received by or allowed to Dealer from the original sale. Dealer shall not be entitled to any compensation for its services under any 12b-l plan in effect for a Fund unless Dealer has signed a related agreement.

          6. Expenses. Dealer agrees that it will bear all expenses incurred in connection with its performance of this Agreement.

          7. Dealer Registration.

          (a) Dealer represents and warrants that (i) it is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") or is exempt from registration as a broker-dealer under the 1934 Act, (ii) it is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares or is exempt from registration as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, (iii) if it sells shares in additional states or jurisdictions in the future, will become qualified to act as a dealer in each such state or jurisdiction prior to selling any Fund shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Fund shares.

          (b) Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement. Dealer agrees to notify Quasar immediately in the event of any finding that it violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

          (c) If Dealer is a "bank," as such term is defined in Section 3(a)(6) of the 1934 Act, Dealer further represents and warrants that it is a member of the Federal Deposit Insurance Corporation ("FDIC") in good standing and agrees to notify Quasar immediately of any changes in Dealer's status with the FDIC.

          (d) If Dealer is registered as a broker-dealer under the 1934 Act, Dealer represents and warrants that it is a member in good standing of the Financial Industry Regulatory Authority (the "FINRA") and that it agrees to abide by the Conduct Rules of the FINRA. Dealer agrees to notify Quasar immediately in the event of its expulsion or suspension from the FINRA.

          (e) If Dealer is registered as a broker-dealer under the 1934 Act, Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation ("SIPC") in good standing and agrees to notify Quasar immediately of any changes in Dealer's status with SIPC.

          8. Compliance With Federal and State Laws.

          (a) Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws. In connection with sales and offers to sell Shares, Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the related SAI. Quasar shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Quasar herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

          (b) Quasar shall, from time to time, inform Dealer as to the states and jurisdictions in which Quasar believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which such Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

          (c) Quasar assumes no responsibility in connection with the registration of Dealer under the laws of the various states or under federal law or Dealer's qualification under any such law to offer or sell Shares.

           9. Unauthorized Representations. No person is authorized to make any representations concerning Shares of the Funds except those contained in the Prospectus, SAI and printed information issued by each Fund or by Quasar as information supplemental to each Prospectus. Quasar shall, upon request, supply Dealer with reasonable quantities of Prospectuses and SAIs. Dealer agrees not to use other advertising or sales material relating to the Funds unless approved by Quasar in advance of such use. Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

          10. Confirmations. Dealer agrees to send confirmations of orders to its Customers as required by Rule 10b-10 of the 1934 Act. In the event the Customers of Dealer place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by the Fund's transfer agent.

          11. Records. Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares to its Customers, and upon the reasonable request of Quasar, or of the Funds, to make these records available to Quasar or the Fund's administrator as reasonably requested. On orders placed directly with the Fund or its agents, the Fund's transfer agent will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

          12. Taxpaver Identification Numbers. Dealer agrees to obtain any taxpayer identification number certification from its Customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide Quasar or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

          13. Indemnification.

          (a) Dealer shall indemnify and hold harmless Quasar, each Fund, the transfer agent and administrator of the Funds, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Dealer of any provision of this Agreement.

          (b) Quasar shall indemnify and hold harmless Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Quasar of any provision of this Agreement.

          (c) The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (the "Indemnified Party") notifying the other party (the "Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

          14. No Agencv Created. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of any of the Funds or of Quasar, and Dealer is not authorized to act for Quasar or for any Fund or to make any representations on Quasar's or the Funds' behalf. Dealer acknowledges that this Agreement is not exclusive and that Quasar may enter into similar arrangements with other broker-dealers.

          15. Term. Termination. Assignment and Amendment.

          (a) Either party to this Agreement may terminate this Agreement by giving ten days' written notice to the other.

          (b) This Agreement shall terminate automatically with respect to any Fund if (i) Dealer files a petition in bankruptcy, (ii) a trustee or receiver is appointed for Dealer or its assets under federal bankruptcy laws, (iii) Dealer's registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (iv) Dealer's FINRA membership is suspended or revoked, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against Dealer, or (vi) the Distribution Agreement between Quasar and a Fund is terminated (including as a result of an assignment). This Agreement also shall terminate automatically in the event of its "assignment," within the meaning of the 1940 Act.

          (c) Termination of this Agreement by operation of this Paragraph 15 shall not affect any unpaid obligations under Paragraphs 3, 5 or 6 of this Agreement or the liability, legal and indemnity obligations set forth under Paragraphs 7, 8, 9 or 13 of this Agreement.

          (d) This Agreement may be amended by Quasar upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon effecting any purchases of Shares for its own account or on behalf of any Customer's accounts following Dealer's receipt of such notice.

          16. Notices. Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to Quasar shall be sent to:

          Quasar Distributors, LLC
          Attn: Dealer Agreement Department
          615 East Michigan Street Milwaukee,
          Wisconsin 53202

Notice to Dealer shall be sent to:

__________________________
__________________________
__________________________

          17. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way defame or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

          18. Governing: Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Wisconsin, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

          19. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          20. Confidentiality. Quasar and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

          In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Dealer or Quasar may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Dealer or Quasar, or as may be required by law. Both parties agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

          21. Anti-Money Laundering Program. Dealer represents and warrants that it has adopted an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the "PATRIOT Act," and together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the NASD or any other applicable self-regulatory organization (collectively, "AML Rules and Regulations"). Dealer further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control ("OF AC") list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Dealer's AML books and records (9) Quasar acknowledges The Fund Company's AML Program and represents that it complies with AML Rules and Regulations ...

          22. Market Timing. Dealer represents that it has and will maintain policies and procedures to detect and prevent any market timing transaction that contravenes the restrictions or prohibitions on market timing, if any, as found in the then current Funds' prospectus and/or statement of additional information. Dealer acknowledges that it is responsible for the sales activities of its licensed representatives including, among other things, improper trading activity in violation of the terms and conditions of the Fund's then current prospectus.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

QUASAR DISTRIBUTORS, LLC

By:
James Schoenike, President

Broker-Dealer

By:
Name:

Schedule A

NSCC # 6675 Alpha code 9Z
Julius Baer Funds	Fund #	Ticker	CUSIP
	Class A	BJBGX	481370302
Julius Baer Total Return Fund	Class I	JBGIX	481370609
	Class R	JGBRX	481370773
Juliue Baer Total Return Fund	Consultant	JBGCX	481370765
	Class A	BJBHX	481370708
Julius Baer Global High Income Fund	Class I	JHYIX	481370807
Julius Baer Global High Income Fund	Consultant	JHICX	481370757
	Class A	BJGQX	481368108
Julius Baer Global Equity Fund	Class I	JGEIX	481368207
	Class R	JGERX	481368306
Julius Baer Global Equity Fund	Consultant	JGECX	481368405
	Class A	JETAX	481370880
Julius Baer International Equity II Fund	Class I	JETIX	481370872
Julius Baer International Equity Fund*	Class A	BJBIX	481370104
Julius Baer International Equity Fund*	Class I	JIEIX	481370500
	Class A	JMCAX	481370864
Julius Baer U.S. Microcap Fund	Class I	JMCIX	481370856
Julius Baer U.S. Microcap Fund	Consultant	JMCCX	481370740
	Class A	JSCAX	481370849
Julius Baer U.S. Small Cap Fund	Class I	JSCIX	481370831
Julius Baer U.S. Small Cap Fund	Consultant	JSCCX	481370732
	Class A	JMDAX	481370823
Julius Baer U.S. Mid Cap Fund	Class I	JMDIX	481370815
Julius Baer U.S. Mid Cap Fund	Consultant	JMDCX	481370724
	Class A	JMLAX	481370799
Julius Baer U.S. Multi Cap Fund	Class I	JMLIX	481370781
Julius Baer U.S. Multi Cap Fund	Consultant	JMLCX	481370716

* Closed to New Investors 5/5/05